Exhibit 99.1

News Release
	First Midwest Bancorp, Inc.		First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143 (630) 875-7450

FOR IMMEDIATE RELEASE		CONTACT:	Paul F. Clemens
Chief Financial Officer (630) 875-7347

TRADED:	NASDAQ Global Select Market		www.firstmidwest.com

SYMBOL:	FMBI

FIRST MIDWEST BANCORP, INC. ANNOUNCES 2009

FOURTH QUARTER AND FULL YEAR RESULTS

Solid Core Operating Earnings – Proactively Addressing Credit – Improved Capital Position

Operating Performance

•	Full year loss of $25.8 million and diluted loss per share of $0.71 compared to 2008 full year earnings of $49.3 million and diluted earnings per share of $1.00.

•	Net loss of $37.5 million for fourth quarter 2009 vs. $3.4 million net income for third quarter 2009 and $26.9 million net loss for fourth quarter 2008.

•	Pre-tax, pre-provision core operating earnings of $32.7 million for fourth quarter 2009, up 8% from third quarter 2009.

•	Net interest margin of 4.04% for fourth quarter 2009, up 38 basis points from third quarter 2009.

•	Pre-tax gain of $13.1 million resulting from acquisition of First DuPage Bank and net securities loss of $5.8 million during the fourth quarter.

Capital and Credit

•	Tangible common equity to tangible assets of 6.29%, up 106 basis points from prior year end.

•	Non-accrual plus 90 days past due loans totaled $248.3 million down 6% from September 30, 2009.

•	Loan loss reserves to total loans increased 25 basis points to 2.78% from September 30, 2009, with provisions of $93.0 million exceeding net charge-offs of $82.5 million.

•	Other real estate owned of $57.1 million at December 31, 2009, net of valuation write-downs and losses on disposition totaling $14.1 million for the fourth quarter 2009.

ITASCA, IL, JANUARY 12, 2010 – First Midwest Bancorp, Inc. (the “Company” or “First Midwest”) (NASDAQ NGS: FMBI), the holding company of First Midwest Bank, today reported results of operations and financial condition for fourth quarter 2009. Net loss for the quarter was $37.5 million, before adjustment for preferred dividends and non-vested restricted shares, with a loss of $39.5 million, or $0.73 loss per share, available to common shareholders after such adjustments. This compares to net income of $3.4 million and $773,000, or $0.02 per share, respectively, for third quarter 2009, and a net loss of $26.9 million and $27.6 million, or $0.57 loss per share, respectively for fourth quarter 2008.

Summary Update

In making the announcement, Michael L. Scudder, President and Chief Executive Officer of First Midwest Bancorp, Inc., said, “Performance for 2009 reflects balanced management of our credit, capital, and core business in what has been an extremely difficult environment. As we close 2009, we have worked to align problem asset carrying values with our planned disposition strategies while confronting lower property values. While painful in the short term, these actions better position us to work out problem loans in the most expedient and economically responsible manner. Importantly, we have been able to absorb these significantly higher costs while strengthening our capital position, as we have benefited from continued solid operating performance. Our core business has benefited from continued sales, greatly improved margins, and controlled spending. Our tangible common equity now stands at 6.29%, 106 basis points higher than last year.”

Mr. Scudder continued, “As we enter 2010, signs of economic recovery are emerging but remain tenuous. In what promises to again be a challenging credit environment, our priorities remain centered on remediating problem assets, managing capital, and expanding our core business. By doing so, we better position ourselves to benefit from economic recovery and pursue opportunities for growth when other less healthy institutions cannot — thereby enhancing the long-term value of the Company for our shareholders.”

Operating Performance

The Company generated pre-tax, pre-provision core operating earnings, of $32.7 million for fourth quarter 2009, up 8.1% from third quarter 2009 and down 21.2% from fourth quarter 2008. A reconciliation of earnings in accordance with generally accepted accounting principles (“GAAP”) to non-GAAP pre-tax, pre-provision core operating earnings is presented on page 11 of this earnings release.

The increase from third quarter 2009 was due primarily to improved net interest income, while the decline from fourth quarter 2008 primarily reflects the impact of higher compensation-related expenses, loan remediation costs, and FDIC premiums on deposits.

Pre-tax, pre-provision core operating earnings for full year 2009 were $131.4 million, a decrease of 14.6% from 2008. Improved net interest income was more than offset by lower fee-based revenue and higher remediation costs and FDIC premiums.

Total loans as of December 31, 2009 were $5.2 billion, a decrease of $102.8 million and $156.8 million from September 30, 2009 and December 31, 2008, respectively.

Average core transactional deposits for fourth quarter 2009 were $3.9 billion, an increase of $29.7 million from third quarter 2009 and $440.7 million, or 12.8%, from fourth quarter 2008. Average core transactional deposits for the full year 2009 increased $175.7 million, or 4.9%, from 2008 due in large part to customers’ desire to maintain more liquid, short-term deposits.

Tax-equivalent net interest margin was 4.04% for fourth quarter 2009, an increase from 3.66% for third quarter 2009 and 3.71% for fourth quarter 2008. The yield on average earning assets for fourth quarter 2009 improved 10 basis points compared to third quarter 2009, while the Company’s cost of funds declined 31 basis points compared to third quarter 2009. The yield on average earning assets for fourth quarter 2009 declined 45 basis points compared to fourth quarter 2008 and the Company’s cost of funds declined 86 basis points compared to the same period in 2008.

Fee-based revenues were $22.0 million and $85.2 million for fourth quarter and full year 2009, respectively. These represented decreases of 4.7% and 10.4%, respectively, from the same periods of 2008 and largely reflect the impact of reduced consumer spending. For the third consecutive quarter, fee-based revenues improved, reflecting increases in trust, card-based, and other service charge revenues.

Bank-owned life insurance income for fourth quarter 2009 increased $9.1 million from fourth quarter 2008, reflecting a $10.4 million charge in fourth quarter 2008 related to a reduction in the cash surrender value of bank-owned life insurance. Other income for fourth quarter and full year 2009 increased from the same periods in 2008 as a result of a market adjustment related to a change in value of certain assets held under a non-qualified deferred compensation plan. The market adjustment for each period is substantially offset by a corresponding amount in compensation expense.

For fourth quarter 2009, noninterest expense increased $13.9 million compared to third quarter 2009 and $23.9 million from fourth quarter 2008. The increase from third quarter 2009 was due primarily to losses related to other real estate owned. The increase from fourth quarter 2008 was also due to losses related to other real estate owned in addition to higher FDIC premiums, higher pension and profit-sharing expense, and higher compensation expense associated with the market adjustment referred to above.

For full year 2009, noninterest expense increased $40.5 million from full year 2008 with the increase due primarily to a $20.0 million increase in losses and remediation expenses related to other real estate owned, as well as a $12.6 million increase in FDIC premiums and the previously referenced market adjustment for the Company’s non-qualified deferred compensation plan. The increase in FDIC premiums expense included an industry-wide special assessment of $3.5 million.

Asset Quality

Non-accrual plus 90 day past due loans and still accruing loans as of December 31, 2009 were $248.3 million, down 6% compared to September 30, 2009, with residential construction loans comprising 45% of the total. Loans 30-89 days past due totaled $37.9 million at December 31, 2009, down 15% from September 30, 2009.

During fourth quarter 2009, the Company increased its reserve for loan losses to $144.8 million, up $10.5 million from September 30, 2009 and $50.9 million from December 31, 2008. The reserve for loan losses represented 2.78% of total loans outstanding at December 31, 2009, compared to 2.53% at September 30, 2009 and 1.75% at December 31, 2008. The reserve for loan losses as a percent of nonaccrual plus 90-day past due loans was 58% at December 31, 2009, up from 51% and 57% at September 30, 2009 and December 31, 2008, respectively.

Net charge-offs totaled $82.5 million during fourth quarter 2009, compared to $31.3 million in third quarter 2009. Net charge-offs for full year 2009 totaled $164.7 million or 3.08% of average loans, as compared to $38.2 million or 0.74% of average loans for full year 2008.

The provision for loan losses for fourth quarter 2009 was $93.0 million and $215.7 million for full year 2009, compared to $42.4 million and $70.3 million for fourth quarter and full year 2008, respectively.

Charge-offs and provisioning during 2009 were largely influenced by the credit performance of the Company’s residential construction and land loan portfolio. This portfolio currently represents only 6% of total loans but accounted for 45% of total non-performing loans and 46% of total fourth quarter charge-offs. These charge-offs reflect management’s continuing efforts to align the carrying value of these assets with the value of underlying collateral based upon more aggressive disposition strategies and recognizing falling property values. To that end, updated appraisals were received on some 80% of the non-performing residential construction portfolio during fourth quarter 2009.

Other real estate owned (OREO) was $57.1 million as of December 31, 2009 compared to $57.9 million as of September 30, 2009. During fourth quarter the Company reduced the carrying value of OREO properties by $9.2 million reflective of existing market conditions and more aggressive disposition strategies. Additionally OREO with a carrying value of $13.7 million was sold at a net loss of $4.9 million, bringing full year sales to $25.3 million and losses of $6.0 million.

Securities Portfolio

The Company’s $1.3 billion available-for-sale portfolio remains highly liquid with approximately 95% comprised of municipals, CMOs, and agency pass-through securities. The remainder consists of trust-preferred collateralized debt obligation pools (CDOs) with a fair value of $11.7 million and an unrealized loss of $42.6 million, and miscellaneous other securities totaling $46.1 million.

Net securities losses were $5.8 million for fourth quarter 2009 and included an other-than-temporary impairment of $6.0 million associated with the Company’s CDOs.

Acquisition of First DuPage Bank

On October 23, 2009 the Company acquired substantially all the assets of the $260 million former First DuPage Bank in an FDIC-assisted transaction generating a gain of $13.1 million. Loans comprise the majority of the assets acquired and are subject to a loss sharing arrangement with the FDIC whereby the Company is indemnified against the majority of any losses incurred related to these loans. The loans acquired from the former First DuPage Bank, including the FDIC indemnification, total $223.2 million at December 31, 2009 and are classified and presented as Covered Assets in the statement of financial condition. These assets are excluded from the asset quality presentation, given the loss share indemnification from the FDIC.

Debt and Capital Management

During fourth quarter 2009 the Company retired for cash $20 million of 5.95% subordinated debt, generating a pre-tax gain of $1.3 million, leaving a balance of $50.5 million at December 31, 2009.

Regulatory and tangible common equity ratios were improved in comparison to December 31, 2008. As reflected in the following table, all regulatory mandated ratios for characterization as “well-capitalized” were significantly exceeded as of December 31, 2009.

	December 31, 2009	December 31, 2008	Minimum “Well- Capitalized” Level	Excess Over Required Minimums at December 31, 2009
				(Amounts in millions)
Regulatory capital ratios:
Total capital to risk-weighted assets	14.26%	14.36%	10.00%	43%	$267
Tier 1 capital to risk-weighted assets	12.19%	11.60%	6.00%	103%	$388
Tier 1 leverage to average assets	10.18%	9.41%	5.00%	104%	$389

Regulatory capital ratios, excluding preferred stock:
Total capital to risk-weighted assets	11.18%	11.44%	10.00%	12%	$74
Tier 1 capital to risk-weighted assets	9.11%	8.68%	6.00%	52%	$195
Tier 1 leverage to average assets	7.61%	7.04%	5.00%	52%	$196

Tier 1 common capital to risk-weighted assets	7.76%	6.79%	N/A	N/A	N/A
Tangible equity ratios:
Tangible common equity to tangible assets	6.29%	5.23%	N/A	N/A	N/A
Tangible common equity, excluding other comprehensive loss, to tangible assets	6.54%	5.45%	N/A	N/A	N/A
Tangible common equity to risk-weighted assets	7.46%	6.53%	N/A	N/A	N/A

The Board of Directors reviews the Company’s capital plan each quarter, giving consideration to the current and expected operating environment, as well as an evaluation of various capital alternatives.

About the Company

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through approximately 100 offices located in 62 communities, primarily in metropolitan Chicago.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that actual results and the Company’s financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the Company’s future results, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and other reports filed with the Securities and Exchange Commission. Forward-looking statements represent management’s best judgment as of the date hereof based on currently available information. Except as required by law, the Company undertakes no duty to update the contents of this press release after the date hereof.

Conference Call

A conference call to discuss the Company’s results, outlook and related matters will be held on Tuesday, January 12, 2010 at

6:00 PM(ET). Members of the public who would like to listen to the conference call should dial (866) 713-8310 (U.S. domestic) or
(617) 597-5308 (international) and enter passcode number 538 37 175. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company’s website, www.firstmidwest.com/aboutinvestor_overview.asp. For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing (888) 286-8010 (U.S. domestic) or (617) 801-6888 (international) passcode number 562 40 393, beginning at 9:00 PM(ET) on January 12, 2010 until 11:59 PM(ET) on January 20, 2010. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.

Accompanying Financial Statements and Tables

Accompanying this press release is the following unaudited financial information:

•	Operating Highlights, Balance Sheet Highlights, and Capital Ratios (1 page)

•	Condensed Consolidated Statements of Condition (1 page)

•	Condensed Consolidated Statements of Income (1 page)

•	Pre-Tax, Pre-Provision Core Operating Earnings (1 page)

•	Loan Portfolio Composition (1 page)

•	Asset Quality (1 page)

•	Charge-off Data (1 page)

•	Securities Available-for-Sale (1 page)

Press Release and Additional Information Available on Website

This press release, the accompanying financial statements and tables, and certain additional unaudited Selected Financial Information (totaling 3 pages) are available through the “Investor Relations” section of First Midwest’s website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated January 12, 2010

Operating Highlights

Unaudited	Quarters Ended			Years Ended
(Dollar amounts in thousands except per share data)	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Net (loss) income	$(37,491)	$3,351	$(26,890)	$(25,750)	$49,336
Net (loss) income applicable to common shares	(39,542)	773	(27,568)	(35,551)	48,482
Diluted (loss) earnings per common share	$(0.73)	$0.02	$(0.57)	$(0.71)	$1.00
Return on average common equity	(19.84)%	0.43%	(13.90)%	(4.84)%	6.46%
Return on average assets	(1.92)%	0.17%	(1.28)%	(0.32)%	0.60%
Net interest margin	4.04%	3.66%	3.71%	3.72%	3.61%
Efficiency ratio	58.48%	59.13%	59.06%	57.86%	53.49%

Balance Sheet Highlights

Unaudited	As Of
(Dollar amounts in thousands except per share data)	December 31, 2009	September 30, 2009	December 31, 2008
Total assets	$7,710,672	$7,678,434	$8,528,341
Total loans, excluding covered loans	5,203,246	5,306,068	5,360,063
Total deposits	5,885,279	5,749,153	5,585,754
Total stockholders’ equity	941,521	983,579	908,279
Common stockholders’ equity	748,521	790,579	715,949
Book value per share	$13.66	$14.43	$14.72
Period end shares outstanding	54,793	54,800	48,630

Capital Ratios

Unaudited	As Of
	December 31, 2009	September 30, 2009	December 31, 2008
Regulatory capital ratios:
Total capital to risk-weighted assets	14.26%	15.27%	14.36%
Tier 1 capital to risk-weighted assets	12.19%	12.88%	11.60%
Tier 1 leverage to average assets	10.18%	10.52%	9.41%

Regulatory capital ratios, excluding preferred stock:
Total capital to risk-weighted assets	11.18%	12.18%	11.44%
Tier 1 capital to risk-weighted assets	9.11%	9.78%	8.68%
Tier 1 leverage to average assets	7.61%	7.99%	7.04%

Tier 1 common capital to risk-weighted assets	7.76%	8.43%	6.79%

Tangible common equity ratios:
Tangible common equity to tangible assets	6.29%	6.88%	5.23%
Tangible common equity, excluding other comprehensive loss, to tangible assets	6.54%	7.10%	5.45%
Tangible common equity to risk-weighted assets	7.46%	8.16%	6.53%

First Midwest Bancorp, Inc.	Press Release Dated January 12, 2010

Condensed Consolidated Statements of Condition Unaudited	December 31,
(Amounts in thousands)	2009	2008

Assets
Cash and due from banks	$101,177	$106,082
Funds sold and other short-term investments	26,202	8,226
Trading account securities	14,236	12,358
Securities available-for-sale	1,266,760	2,216,186
Securities held-to-maturity, at amortized cost	84,182	84,306
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	56,428	54,767
Loans	5,203,246	5,360,063
Reserve for loan losses	(144,808)	(93,869)

Net loans	5,058,438	5,266,194

Other real estate owned	57,137	24,368
Covered assets	223,245	—
Premises, furniture, and equipment	120,642	120,035
Investment in bank owned life insurance	197,962	198,533
Goodwill and other intangible assets	281,479	284,548
Accrued interest receivable and other assets	222,784	152,738

Total assets	$7,710,672	$8,528,341

Liabilities and Stockholders’ Equity

Deposits
Transactional deposits	$3,885,885	$3,457,954
Time deposits	1,988,486	1,950,362
Brokered deposits	10,908	177,438

Total deposits	5,885,279	5,585,754
Borrowed funds	691,176	1,698,334
Subordinated debt	137,735	232,409
Accrued interest payable and other liabilities	54,961	103,565

Total liabilities	6,769,151	7,620,062

Preferred stock	190,233	189,617
Common stock	670	613
Additional paid-in capital	252,322	210,698
Retained earnings	810,626	837,390
Accumulated other comprehensive (loss)	(18,666)	(18,042)
Treasury stock, at cost	(293,664)	(311,997)

Total stockholders’ equity	941,521	908,279

Total liabilities and stockholders’ equity	$7,710,672	$8,528,341

First Midwest Bancorp, Inc.	Press Release Dated January 12, 2010

Condensed Consolidated Statements of Income Unaudited	Quarters Ended		Years Ended
(Amounts in thousands, except per share data)	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Interest Income
Loans	$65,668	$71,849	$261,221	$302,931
Securities	14,848	25,583	77,486	104,448
Covered assets	1,419	—	1,419	—
Other	435	501	1,625	1,828

Total interest income	82,370	97,933	341,751	409,207

Interest Expense
Deposits	12,774	22,802	64,177	110,622
Borrowed funds	1,276	6,416	12,569	37,192
Subordinated debt	2,379	3,702	13,473	14,796

Total interest expense	16,429	32,920	90,219	162,610

Net interest income	65,941	65,013	251,532	246,597
Provision for loan losses	93,000	42,385	215,672	70,254

Net interest income (loss) after provision for loan losses	(27,059)	22,628	35,860	176,343

Noninterest Income
Service charges on deposit accounts	9,977	11,206	38,754	44,987
Trust and investment management fees	3,704	3,420	14,059	15,130
Other service charges, commissions, and fees	4,280	4,554	16,529	18,846
Card-based fees	4,000	3,868	15,826	16,143

Subtotal, fee-based revenues	21,961	23,048	85,168	95,106
Bank owned life insurance income	281	(8,858)	2,263	(2,369)
Securities gains (losses) net	(5,772)	(34,215)	2,110	(35,611)
Gains on FDIC-assisted transaction	13,071	—	13,071	—
Gains on early extinguishment of debt	1,267	—	15,258	—
Other	939	(2,104)	5,132	(3,119)

Total noninterest income (loss)	31,747	(22,129)	123,002	54,007

Noninterest Expense
Salaries and employee benefits	27,592	20,356	106,548	99,910
Federal Deposit Insurance Corporation (“FDIC”) insurance	2,720	301	13,673	1,065
Net occupancy expense	5,453	5,967	22,762	23,378
Losses realized on other real estate owned	14,051	576	18,554	1,566
Other real estate owned expense, net	1,642	713	4,905	1,843
Loan remediation expense	2,013	369	4,685	888
Equipment expense	2,208	2,454	8,962	9,956
Technology and related costs	2,375	1,848	8,987	7,429
Other	12,467	13,997	45,712	48,270

Total noninterest expense	70,521	46,581	234,788	194,305

(Loss) income before taxes	(65,833)	(46,082)	(75,926)	36,045
Income tax (benefit) expense	(28,342)	(19,192)	(50,176)	(13,291)

Net (loss) income	(37,491)	(26,890)	(25,750)	49,336
Preferred dividends	(2,569)	(712)	(10,265)	(712)
Net loss (income) applicable to non-vested restricted shares	518	34	464	(142)

Net (Loss) Income Applicable to Common Shares	$(39,542)	$(27,568)	$(35,551)	48,482

Diluted (Loss) Earnings Per Common Share	$(0.73)	$(0.57)	$(0.71)	1.00
Dividends Declared Per Common Share	$0.01	$0.23	$0.04	1.155
Weighted Average Diluted Shares Outstanding	54,152	48,508	50,034	48,516

First Midwest Bancorp, Inc.	Press Release Dated January 12, 2010

Pre-Tax, Pre-Provision Core Operating Earnings (1)

Unaudited	Quarters Ended			Years Ended
(Dollar amounts in thousands)	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
(Loss) income before taxes	$(65,833)	$(2,569)	$(46,082)	$(75,926)	$36,045
Provision for loan losses	93,000	38,000	42,385	215,672	70,254

Pre-tax, pre-provision earnings (loss)	27,167	35,431	(3,697)	139,746	106,299

Non-Operating Items

Securities gains (losses), net	(5,772)	(6,975)	(34,215)	2,110	(35,611)
Gains on FDIC-assisted transaction	13,071	—	—	13,071	—
Gains on early extinguishment of debt	1,267	13,991	—	15,258	—
Write-down of bank owned life insurance included in non-interest income	—	—	(10,360)	—	(10,360)
Losses realized on other real estate owned	(14,051)	(1,801)	(576)	(18,554)	(1,566)
FDIC special deposit insurance assessment	—	—	—	(3,500)	—

Total non-operating items	(5,485)	5,215	(45,151)	8,385	(47,537)

Pre-tax, pre-provision core operating earnings	$32,652	$30,216	$41,454	$131,361	$153,836

Risk-weighted assets	$6,262,883	$6,234,283	$6,609,359	$6,262,883	$6,609,359
Pre-tax, pre-provision core operating earnings to risk-weighted assets	2.07%	1.92%	2.50%	2.10%	2.33%

(1)

The Company’s accounting and reporting policies conform to U.S. generally accepted accounting principles (“GAAP”) and general practice within the banking industry. As a supplement to GAAP, the Company has provided this non-GAAP performance result. The Company believes that this non-GAAP financial measure is useful because it allows investors to assess the Company’s operating performance. Although this non-GAAP financial measure is intended to enhance investors’ understanding of the Company’s business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP.

First Midwest Bancorp, Inc.	Press Release Dated January 12, 2010

Unaudited	As Of				Percent Change From
(Dollar amounts in thousands)	12/31/09	% of Total	9/30/09	12/31/08	9/30/09	12/31/08

Loan Portfolio Composition
Commercial and industrial	$1,438,063	27.6%	$1,484,601	$1,490,101	(3.1)%	(3.5)%
Agricultural and farmland	209,945	4.0%	200,955	216,814	4.5%	(3.2)%
Commercial real estate:
Office, retail, and industrial	1,212,965	23.3%	1,151,276	1,025,241	5.4%	18.3%
Residential construction and land	313,919	6.0%	400,502	509,059	(21.6)%	(38.3)%
Commercial construction and land	231,518	4.5%	301,462	356,575	(23.2)%	(35.1)%
Multifamily	333,961	6.4%	342,807	286,963	(2.6)%	16.4%
Investor-owned rental property	119,132	2.3%	117,276	131,635	1.6%	(9.5)%
Other commercial real estate	679,851	13.1%	636,153	597,694	6.9%	13.7%

Total commercial real estate	2,891,346	55.6%	2,949,476	2,907,167	(2.0)%	(0.5)%

Consumer:
Home equity	470,523	9.1%	478,204	477,105	(1.6)%	(1.4)%
Real estate 1-4 family	139,983	2.7%	138,862	198,197	0.8%	(29.4)%
Other consumer	53,386	1.0%	53,970	70,679	(1.1)%	(24.5)%

Total consumer	663,862	12.8%	671,036	745,981	(1.1)%	(11.0)%

Total loans	$5,203,246	100.0%	$5,306,068	$5,360,063	(1.9)%	(2.9)%

Office, Retail, and Industrial
Office	$394,228	32.5%	$376,897	$339,912	4.6%	16.0%
Retail	331,803	27.4%	314,586	265,568	5.5%	24.9%
Industrial	486,934	40.1%	459,793	419,761	5.9%	16.0%

Total office, retail, and industrial	$1,212,965	100.0%	$1,151,276	$1,025,241	5.4%	18.3%

First Midwest Bancorp, Inc.	Press Release Dated January 12, 2010

Asset Quality

Unaudited	As Of
(Dollar amounts in thousands)	12/31/09	% of Loan Category	% of Total	9/30/09	12/31/08
Non-accrual loans:
Commercial and industrial	$28,193	1.96%	11.5%	$45,134	$15,586
Agricultural and farmland	2,673	1.27%	1.1%	2,384	12
Office, retail, and industrial	21,396	1.76%	8.8%	15,738	2,533
Residential construction and land	112,798	35.93%	46.2%	138,593	97,060
Commercial construction and land	20,864	9.01%	8.5%	2,908	2,080
Multi-family	12,486	3.74%	5.1%	15,910	1,387
Investor-owned rental property	4,351	3.65%	1.8%	4,069	270
Other commercial real estate	28,006	4.12%	11.5%	18,841	4,564
Consumer	13,448	2.03%	5.5%	13,228	4,276

Total non-accrual loans	244,215	4.69%	100.0%	256,805	127,768

90 days past due loans (still accruing interest):
Commercial and industrial	1,964	0.14%	48.2%	3,216	6,818
Agricultural and farmland	—	—	—	—	1,751
Office, retail, and industrial	330	0.03%	8.1%	1,036	3,214
Residential construction and land	86	0.03%	2.1%	66	8,489
Commercial construction and land	—	—	—	—	2,092
Multi-family	55	0.02%	1.3%	238	1,881
Investor-owned rental property	225	0.19%	5.5%	—	—
Other commercial real estate	130	0.02%	3.2%	338	4,494
Consumer	1,289	0.19%	31.6%	1,066	8,260

Total 90 days past due loans	4,079	0.08%	100.0%	5,960	36,999

Total non-performing loans	$248,294			$262,765	$164,767

Restructured loans, still accruing	$30,553			$26,718	$7,344
Other real estate owned	$57,137			$57,945	$24,368
30-89 days past due loans	$37,912	0.73%	—	$44,346	$116,206
Reserve for loan losses	$144,808	—	—	$134,269	$93,869
Asset Quality Ratios
Non-accrual loans to loans	4.69%	—	—	4.84%	2.38%
Non-accrual plus 90 days past due loans to loans	4.77%	—	—	4.95%	3.07%
Reserve for loan losses to loans	2.78%	—	—	2.53%	1.75%
Reserve for loan losses to non-accrual loans	59%	—	—	52%	73%
Reserve for loan losses to non-accrual plus 90 days past due loans to loans	58%	—	—	51%	57%

First Midwest Bancorp, Inc.	Press Release Dated January 12, 2010

Charge-off Data

Unaudited	Quarters Ended
(Dollar amounts in thousands)	12/31/09	% of Loan Category	% of Total	9/30/09	12/31/08
Net loans charged-off:
Commercial and industrial	$23,320	1.62%	28.3%	$12,585	$5,601
Agricultural and farmland	180	0.09%	0.2%	—	—
Office, retail, and industrial	3,265	0.27%	4.0%	3,496	699
Residential construction and land	38,315	12.21%	46.5%	5,181	9,227
Commercial construction and land	2,715	1.17%	3.3%	(228)	—
Multifamily	2,325	0.70%	2.8%	29	164
Investor-owned rental property	1,229	1.03%	1.5%	622	161
Other commercial real estate	7,907	1.16%	9.5%	6,006	236
Consumer	3,205	0.48%	3.9%	3,568	2,239

Total net loans charged-off	$82,461	1.58%	100.0%	$31,259	$18,327

Net loan charge-offs to average loans, annualized: Quarter-to-date	6.17%	—	—	2.32%	1.38%
Year-to-date	3.08%	—	—	2.05%	0.74%

First Midwest Bancorp, Inc.	Press Release Dated January 12, 2010

Securities Available-For-Sale

Unaudited	U.S. Treasury and Agency	Collateralized Mortgage Obligations	Other Mortgage Backed	State and Municipal	Collateralized Debt Obligations	Other	Total
As of December 31, 2009
Amortized cost	$756	$299,920	$239,567	$649,269	$54,359	$44,238	$1,288,109
Gross unrealized gains (losses):
Gross unrealized gains	—	10,060	9,897	8,462	—	2,376	30,795
Gross unrealized losses	—	(2,059)	(182)	(6,051)	(42,631)	(1,221)	(52,144)

Net unrealized gains (losses)	—	8,001	9,715	2,411	(42,631)	1,155	(21,349)

Fair value	$756	$307,921	$249,282	$651,680	$11,728	$45,393	$1,266,760

As of September 30, 2009
Amortized cost	$757	$322,780	$233,396	$680,216	$60,290	$50,929	$1,348,368
Gross unrealized gains (losses):
Gross unrealized gains	—	10,651	10,782	29,176	—	578	51,187
Gross unrealized losses	—	(2,224)	(3)	(1,078)	(44,747)	(1,834)	(49,886)

Net unrealized gains (losses)	—	8,427	10,779	28,098	(44,747)	(1,256)	1,301

Fair value	$757	$331,207	$244,175	$708,314	$15,543	$49,673	$1,349,669

As of December 31, 2008
Amortized cost	$1,039	$694,285	$504,918	$907,036	$78,883	$51,820	$2,237,981
Gross unrealized gains (losses):
Gross unrealized gains	2	7,668	13,421	12,606	—	213	33,910
Gross unrealized losses	—	(3,114)	(74)	(12,895)	(36,797)	(2,825)	(55,705)

Net unrealized gains (losses)	2	4,554	13,347	(289)	(36,797)	(2,612)	(21,795)

Fair value	$1,041	$698,839	$518,265	$906,747	$42,086	$49,208	$2,216,186